EXHIBIT NO. 99.1

Cypress Energy Partners, L.P. Announces First Quarter Results and Filing of Form 10-Q

TULSA, Oklahoma.--(BUSINESS WIRE)—May 14, 2015

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Cash Distribution to Unit Holders – Maintained at Q4 2014 rate at $4.8 million or $0.406413 per unit
●	Net Income Attributable to Limited Partners – Increased 29% to $2.7 million from $2.1 million for the period ending March 31, 2014
●	Completed two accretive acquisitions in 2015 which should enhance distribution flexibility

Peter C. Boylan III, CELP's Chairman, President and Chief Executive Officer stated, "We were pleased to announce our first quarter 2015 operating performance despite the decline in commodity prices and drilling activity from prior periods. With the previously announced Brown Integrity hydrostatic-testing acquisition which closed effective May 1st as well as the continued benefits CELP will enjoy from the full ownership of TIR starting February 1st, we believe CELP’s earnings, distributable cash flow potential and coverage ratio will be enhanced."

Mr. Boylan continued, “We continue to focus on both acquisitions and organic growth opportunities. Our entry into hydrostatic testing is a natural service expansion to our traditional inspection business and will allow us to offer these new services to our existing customers. Brown Integrity enjoys an excellent reputation but currently only operates in six states which presents material organic growth potential in both other states and with our Pipeline Inspection and Integrity Services customers. Our previously announced Q4 2014 acquisition of a new SWD facility located in McKenzie County, North Dakota, includes a minimum volume guarantee and a long-term contract for piped produced water delivery from a publicly traded major E&P customer.”

In conclusion, Mr. Boylan commented, "We continue to analyze the qualifying income regulations that were proposed last week by the IRS, but we do not believe that the regulations, when finalized, will have any adverse impact on our business. In fact, we think it may open up some additional opportunities. We have a strong balance sheet and capital structure and an attractive pipeline of acquisition opportunities. Having recently completed our first year as a public company, we plan to file our S-3 shelf registration soon.”

First Quarter:

●

Revenue of $94.1 million for the three months ended March 31, 2015 compared with $97.5 million in same period of 2014 as a result of dramatically lower oil prices, rig and new drilling activity, and fewer inspectors.

●

Declared cash distribution of $4.8 million or $0.406413 per unit for the three months ended March 31, 2015, which was unchanged from the fourth quarter of 2014 and reflects a 4.88% increase over the minimum quarterly distribution of $0.3875.

●

Distributable cash flow of $4.4 million for the three months ended March 31, 2015 representing an increase of 39.6% from the period of January 21, 2014 through March 31, 2014 as a result of the February 1st dropdown of the remaining 49.9% of TIR that offset the impact of falling commodity prices in the Water & Environmental Services division.

●

Adjusted EBITDA of $5.6 million for the three months ended March 31, 2015 (including non-controlling interests). Adjusted EBITDA attributable to CELP of $5.0 million for the three months ended March 31, 2015, compared to adjusted EBITDA attributable to CELP of $3.3 million for the period from January 21, 2014 through March 31, 2014.

●	Net income of $2.8 million for the three months ended March 31, 2015, compared to net income of $3.5 million for the three months ended March 31, 2014.
●

Net income attributable to CELP limited partners of $2.7 million for the three months ended March 31, 2015, compared to net income attributable to CELP limited partners of $2.1 million for the period from January 21, 2014 through March 31, 2014.

●	A coverage ratio of 0.91x compared to Q4 2014 coverage ratio of 0.89x.
●

A leverage ratio of approximately 2.85x and an interest coverage ratio of 8.21x on March 31, 2015 pursuant to the terms of our credit facilities. After the recently announced Brown acquisition, CELP has approximately $59 million available and an additional $125 million in the current accordion feature under such facilities.

●	Cash of $26.5 million compared to $20.8 million at the end of Q4 2014, an increase of 27%.

Highlights include:

●	We averaged 1,470 inspectors per week for the first quarter of 2015.
●

We disposed 4.6 million barrels of saltwater at an average revenue per barrel of $0.92 for the first quarter of 2015, compared to disposing 4.0 million barrels of saltwater at an average revenue per barrel of $1.31 for the first quarter of 2014. Materially lower oil prices as well as volumes were primarily responsible for the lower average rate per barrel.

●	Maintenance capital expenditures for the three months ended March 31, 2015 were $147 thousand reflecting the limited maintenance capital expenditures required to operate our businesses.
●	Our expansion capital expenditures during the first quarter of $0.7 million were related to our recently acquired SWD facility in the Bakken with pipeline water delivery under long term contract.

Looking forward:

●

The market price of crude oil has a direct impact on our revenues associated with the sale of residual oil. It also has an indirect impact on our water disposal revenues, depending on the reaction of oil and gas producers in the vicinity of our facilities to declining oil prices. While we believe the total barrels disposed in the next three quarters will be 10% to 15% higher on average than the first quarter, we do anticipate a decline in price per barrel disposed due to continued market pricing pressures, oil prices, and a decline in our managed facility fees which represented approximately 11% of first quarter revenues in our Water and Environmental Services segment.

●

We continue to work collaboratively with our customers to help them address the downturn in commodity prices and their need to reduce operating expenses until prices recover. We also continue to carefully evaluate market pricing on a facility by facility basis. Flowback pricing in the Bakken has experienced the greatest absolute change given it has always been much higher than produced water.

●

Revenue per barrel metrics are comprised of five factors: i) disposal price per barrel; ii) volume of barrels disposed; iii) volume of skim oil; iv) net realized price per barrel of skim oil; and v) third party management fees and reimbursement of labor expenses associated with the same.

●

Our average headcount and revenue per inspector metrics were in line with our expectations in the first quarter. We have seen certain customer’s second quarter projects start dates slip and to date have not seen a significant increase in our average inspector headcounts. We expect these flat second quarter headcounts to increase 15% to 20% in the third and fourth quarters as delayed projects commence work. We have also been awarded two new major contracts but at this time are not certain about the timing associated with the ramp up in number of inspectors required. Consequently, we do not include any additional inspectors associated with this contract in this estimated headcount increase.

●

For 2015, we expect to spend an aggregate of approximately $0.7 million on maintenance capital expenditures (primarily in the Water and Environmental Services business). We also expect to spend an additional $0.8 million on expansion capital expenditures (focused mainly on organically growing our Pipeline Inspection and Integrity Services NDE business).

●

Our recently announced Brown Integrity acquisition EBITDA and Distributable Cash Flow is anticipated to enhance our flexibility with regard to distributions and coverage ratio. We also have the right in 2017 to acquire the remaining 49% interest.

CELP also announced that it will file its annual report on Form 10-Q for its fiscal quarter ended March 31, 2015 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Thursday, May 14, 2015, at 5:00pm EDT (4:00pm CDT) to discuss its first quarter 2015 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 428-7458 or International Dial-In (Toll): (862) 255-5400. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 5:00pm EDT (4:00pm CDT) on May 18, 2015.

CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation and amortization expenses, income tax expenses, offering costs and equity based compensation. CELP defines Distributable Cash Flow as Adjusted EBITDA excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Distributable Cash Flow as a supplemental financial measure to assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. A reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income is shown below.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides independent pipeline inspection and integrity services to producers and pipeline companies throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. onshore oil and natural gas producers and trucking companies in North Dakota and west Texas. In both of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:         Cypress Energy Partners, L.P.
Les Austin, 918-748-3907
Chief Financial Officer
les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Condensed Consolidated Balance Sheets
As of March 31, 2015 and December 31, 2014
(in thousands, except unit data)
(unaudited)

	March 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$26,541	$20,757
Trade accounts receivable, net	52,205	54,075
Deferred tax assets	4	68
Prepaid expenses and other	2,067	2,440
Total current assets	80,817	77,340
Property and equipment:
Property and equipment, at cost	28,088	27,878
Less: Accumulated depreciation	4,236	3,538
Total property and equipment, net	23,852	24,340
Intangible assets, net	29,482	30,245
Goodwill	55,408	55,545
Debt issuance costs, net	2,184	2,318
Other assets	47	54
Total assets	$191,790	$189,842

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$1,562	$2,461
Accounts payable - affiliates	33	586
Accrued payroll and other	15,236	7,750
Income taxes payable	613	546
Total current liabilities	17,444	11,343
Long-term debt	130,200	77,600
Deferred tax liabilities	348	438
Asset retirement obligations	33	33
Total liabilities	148,025	89,414
Commitments and contingencies
Owners' equity:
Partners' capital
Common units (5,916,634 and 5,913,000 units outstanding at March 31, 2015 and December 31, 2014, respectively)	5,383	6,285
Subordinated units (5,913,000 outstanding at March 31, 2015 and December 31, 2014)	65,062	66,096
General partner	(25,730)	1,999
Accumulated other comprehensive loss	(1,934)	(525)
Total partners' capital	42,781	73,855
Non-controlling interests	984	26,573
Total owners' equity	43,765	100,428
Total liabilities and owners' equity	$191,790	$189,842

CYPRESS ENERGY PARTNERS, L.P.
Condensed Consolidated Statements of Income
For the Three Ended March 31, 2015 and March 31, 2014
(in thousands, except unit and per unit data)
(unaudited)

	2015	2014

Revenues	$94,066	$97,523
Costs of services	83,517	86,103
Gross margin	10,549	11,420

Operating costs and expense:
General and administrative	5,262	4,954
Depreciation, amortization and accretion	1,258	1,561
Operating income	4,029	4,905

Other (expense) income:
Interest expense, net	(1,007)	(785)
Offering costs	-	(446)
Other, net	8	(12)
Net income before income tax expense	3,030	3,662
Income tax expense	204	145
Net income	2,826	3,517

Net income attributable to non-controlling interests	167	773
Net income attributable to partners	2,659	2,744

Less net income attributable to general partner	-	646
Net income attributable to limited partners	$2,659	$2,098

Net income attributable to limited partners allocated to:
Common unitholders	$1,330	$1,049
Subordinated unitholders	1,329	1,049
	$2,659	$2,098

Net income per common limited partner unit – basic	$0.22	$0.18
– diluted	$0.22	$0.17

Net income per subordinated unit - basic and diluted	$0.22	$0.18

Weighted average common units outstanding - basic	5,915,159	5,913,000
- diluted	5,915,159	5,996,240

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000

Reconciliation of Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended March 31,
	2015	2014

Net income	$2,826	$3,517
Add:
Interest expense	1,007	785
Income tax expense	204	145
Depreciation, amortization and accretion	1,315	1,610
Offering costs	-	446
Equity based compensation	211	-
Adjusted EBITDA	$5,563	$6,503

Reconciliation of Net Income Attributable to Limited Partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Partners (in thousands)

	Three Months	January 21, 2014
	Ended	through
	March 31, 2015	March 31, 2014

Net income attributable to partners	$2,659	$2,098
Add:
Interest expense attributable to partners	802	178
Income tax expense attributable to partners	167	63
Depreciation, amortization and accretion attributable to partners	1,192	983
Equity based compensation attributable to partners	211	-
Adjusted EBITDA attributable to partners	$5,031	$3,322
Less:
Cash interest paid, cash taxes paid & maintenance capital expenditures	662	192

Distributable cash flow attributable to partners	$4,369	$3,130

Operating Data

	Three Months Ended March 31,
	2015	2014

Total barrels of saltwater disposed (in thousands)	4,619	4,010
Average revenue per barrel	$0.92	$1.31
Water and environmental services gross margins	60.0%	59.6%
Average number of inspectors	1,470	1,506
Average revenue per inspector per week	$4,752	$4,765
Pipeline inspection and integrity services gross margins	8.9%	9.0%
Maintenance capital expenditures (in thousands)	$147	$17
Expansion capital expenditures (in thousands)	$706	$302
Distributions (in thousands)	$4,808	$3,565
Coverage ratio	0.91x	0.88x